UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 10, 2007

MUTUALFIRST FINANCIAL, INC. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation	000-27905 (Commission File Number)	35-2085640 (IRS Employer Identification No.)
110 E. Charles Street, Muncie, Indiana (Address of principal executive offices)	47305-2419 (Zip Code)

Registrant's telephone number, including area code (765) 747-2800

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

             On January 10, 2007, the Board of Directors of MutualFirst Financial, Inc. (the "Company"), the holding company for Mutual Federal Savings Bank (the "Bank"), approved a new cash incentive bonus plan for 2007 (the "2007 Bonus Plan") for all officers and employees of the Company and the Bank. The 2007 Bonus Plan provides for potential payments on a quarterly basis throughout 2007 to all officers and employees, and potential additional annual bonus payments to officers in early 2008.

             The quarterly payments will be made if and to the extent the Company's performance in 2007 exceeds baseline levels on certain key performance indicators (which will be the same for all officers and employees), including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses. The key performance indicators for the potential additional annual incentive payments to officers will be 2007 net interest income after provision for loan losses, non-interest income and non-interest expense.

             The amounts of the quarterly and annual bonuses under the 2007 Bonus Plan, if earned, will be determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages will vary from employee to employee, they will increase proportionately for all officers and employees if and to the extent the Company attains a performance level above the baseline performance threshold. Annual incentive payouts to officers will only be made if actual performance exceeds baseline performance levels. Depending on the extent to which (if at all) actual performance exceeds baseline performance levels, the aggregate amount payable pursuant to the quarterly bonus component and the annual bonus component will range from 32% to 45% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeds the baseline level.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUTUALFIRST FINANCIAL, INC.

Date: January 17, 2007	By: /s/ David W. Heeter David W. Heeter President and Chief Executive Officer

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